MUTUAL TERMINATION AGREEMENT

THIS MUTUAL TERMINATION AGREEMENT (the “Termination Agreement” is entered into this ________ day of ______________, 2022 by and between Jefferson National Life Insurance Company of New York, a New York stock life insurance company (“JNLIC-NY”), on its own behalf and on behalf of its various separate accounts that may be established under New York law from time to time (the “Separate Accounts”), and Jefferson National Securities Corporation, a Delaware corporation and a registered broker-dealer (the “JNSC”). Each JNLIC-NY and JNSC is hereinafter referred to as a “Party,” or collectively, as the “Parties.”

WITNESSETH:

WHEREAS, JNLIC-NY and JNSC, entered into a Distribution Agreement dated on April 1, 2015 thereto (the “Original Agreement”);

WHEREAS, JNSC is merging with Nationwide Investment Services Corporation (“NISC”) on or about November 1, 2022, subject to regulatory approval;

WHEREAS, the Original Agreement provided for distribution services by JNSC for variable contracts on behalf of JNLIC-NY;

WHEREAS, in accordance with Section 11 of the Original Agreement, the Parties desire to terminate the Original Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Recitals. The above recitals are true and correct and are expressly incorporated herein by this reference.

2.

Termination of Original Agreement. Subject to the following, the Original Agreement and all rights and obligations thereunder are terminated by mutual consent of the Parties as of the later of June 30, 2022, or date of regulatory approval for the merger of JNSC and NISC (the “Termination Date”). Nothing herein shall be construed as a waiver or release from any right, duty or obligation arising out of the Original Agreement prior to the Termination Date, including, but not limited to, (i) the payment of any fees or charges to which either party may be entitled, and/or (ii) for contribution, defense, or indemnification, which provisions survive the termination of the Original Agreement.

3.

Integration. This Termination Agreement is entered into by each of the Parties without reliance upon any statement, representation, promise, inducement, or agreement not expressly contained within this Termination Agreement.

4.	Binding Effect. This Termination Agreement shall be binding upon and insure to the benefit of the respective heirs, successors, assigns, estates, and personal representatives of the Parties.

5.

Authority. Each Party hereto warrants that the execution of this Termination Agreement by the individual executing this Termination Agreement on their behalf, and the performance of their respective obligations hereunder, have been duly authorized and approved by all necessary action.

6.	Governing Law. This Termination Agreement shall be interpreted and construed with and in accordance with the laws of state of New York.

7.

Severability. In any event any portion of this Termination Agreement shall be declared invalid, then the remaining portions of the Termination Agreement shall survive such invalidity and be valid and enforceable.

8.	Counterparts. This Termination Agreement may be executed in counterparts, a complete set of which shall be deemed an original, constituting one and the same instrument.

9.

Entire Agreement. This Termination Agreement represents the entire understanding and agreement between the Parties respecting the subject matter hereof, and supersedes all other negotiations, understandings and representations made between the Parties. This Termination Agreement cannot be modified, altered or otherwise amended except by an agreement in writing signed by all of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Termination Agreement as of the day and year first written above.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:
Name:
Title:

JEFFERSON NATIONAL SECURITIES CORPORATION

By:
Name:
Title: